Exhibit 10.1

Dated 15th August, 2018

Ecrent Capital Holdings Limited

and

Sharing Economy Investment Limited

LICENSE

AGREEMENT

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THIS AGREEMENT is made the 15th day of August, 2018

BETWEEN:

(1)	ECRENT CAPITAL HOLDINGS LIMITED, a company incorporated in the British Virgin Islands and whose registered office is at Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (the “Licensor”); and

(2)	SHARING ECONOMY INVESTMENT LIMITED, a company incorporated in the British Virgin Islands and whose registered office is at Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (the “Licensee”).

WHEREAS:

(A)	The Licensor was granted an exclusive and sublicensable license from its Affiliates under a separate license agreement to utilise certain software and trademarks in order to develop, launch, operate, commercialise, and maintain an online website platform in a number of countries.

(B)	The Licensor wishes to sublicense to the Licensee and the Licensee wishes to receive from the Licensor such exclusive license to utilize the software and trademarks, and grant other rights that the Licensee may need, for the purpose of the Business (as hereinafter defined).

(C)	The Parties wish to ultimately expand upon their business relationship under this Agreement as part of achieving a world-wide and global scope to the services related to the license hereunder.

IT IS HEREBY AGREED as follows:

1.	definitions and interpretations

1.1	In this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Acceptance”	has the meaning set forth in Clause 4.8

“Acceptance Tests”	such tests as may be conducted in accordance with Clause 4 to determine whether the Licensed Software meets the requirements of this Agreement and the Documentation

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“Affiliate”	in relation to a corporation or person, a legal entity directly or indirectly controlled by, controlling, or under common control with, such corporation or person

“Authorised Services”	any and all services performed by any Authorised User for the Licensee or any of the Licensee’s Affiliates for or in connection with the Licensee’s or the Licensee’s Affiliate’s use of the Licensed Software or Documentation in accordance with this Agreement, including any services comprising or relating to the analysis, development, delivery, hosting, installation, configuration, integration, testing, deployment, maintenance, support, repair, storage, copying, reproduction, modification, enhancement, improvement or disaster recovery of, or training of Authorised Users concerning, the Licensed Software or Documentation.

“Authorised Users”	all officers, directors, employees, consultants or independent contractors of the Licensee or any of the Licensee’s Affiliates authorised under this Agreement to use the Licensed Software, the Documentation, the Licensed Trademarks, the Licensed Domain Names, and/or the Licensed Content. Authorised Users also include all persons, including all agents, contractors, consultants, and their respective employees that the Licensee or any of the Licensee’s Affiliates retains or grants any sublicense to hereunder to provide Authorised Services

“Business”	operation of the Websites, mobile applications and business services

“Business Days”	a day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong are authorised or required by Law to be closed for business

“Confidential Information”	has the meaning set forth in Clause 11.1

“Disclosing Party”	has the meaning set forth in Clause 11.1

“Documentation”	all user manuals, operating manuals, technical manuals and any other instructions, specifications, documents or materials, in any form or media, that describe the functionality, installation, testing, operation, use, maintenance, support, or technical or other components, features or requirements, of the Licensed Software

“Effective Date”	has the meaning set forth in Clause 12.1

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“Expiration Date”	has the meaning set forth in Clause 12.1

“Force Majeure”	has the meaning set forth in Clause 16.1

“Guaranteed Gross Profit”	has the meaning set forth in Clause 8.1

“Guaranteed Revenue”	has the meaning set forth in Clause 8.1

“Harmful Code”	any virus, Trojan horse, worm, backdoor or other software or hardware devices the effect of which is to permit unauthorised access to, or to disable, erase, or otherwise harm, any computer, systems or software; or any time bomb, drop dead device, or other software or hardware device designed to disable a computer program automatically with the passage of time or under the positive control of any person, or otherwise deprive the Licensee of its lawful right to use such software

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“Hosting Services”	has the meaning set forth in Clause 6.1

“Intellectual Property Rights”	any and all registered and unregistered rights granted, applied for or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world

“Issued Price”	has the meaning set forth in Clause 7

“Issued Shares”	has the meaning set forth in Clause 7

“Law”	any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree or other requirement of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction

“Licensed Content”	all content (including but not limited to text, graphics, information and data) associated with the Website. The copyright of such content is (a) owned by the Licensor; or (b) owned by a third party provider but is sublicensable by the Licensor to the Licensee without requiring the payment of any additional fee to any third party and without violating the terms of any agreement with such third party provider, together with all updates to and substitutions therefor as may be implemented by Licensor or such third party provider.

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“Licensed Domain Names”	the domain names described in Schedule 3

“Licensed Software”	the computer and mobile application software described in Schedule 2, Maintenance Releases of the same provided to the Licensee or any of the Licensee’s Affiliates pursuant to this Agreement, and all copies of the foregoing permitted under this Agreement

“Licensed Trademarks”	the trademarks described in Schedule 4

“Licensee’s Data”	means all data, information and other content of any type and in any format, medium or form, whether audio, visual, digital, screen, graphical user interface or other, that is input, uploaded to, placed into or collected, stored, processed, generated or output by any device, system or network by or on behalf of the Licensee or any of its Affiliates, including any and all works, inventions, data, analyses, and other information and materials resulting from any use of the Licensed Software by or on behalf of the Licensee or any of its Affiliates under this Agreement, except that Licensee’s Data does not include the Licensed Software or data, information or content, including any graphical user interface, audio, visual or digital or other display or output, that is generated automatically upon executing the Licensed Software without additional user input

“Licensee’s Modifications”	all modifications, corrections, repairs, translations, enhancements and other derivative works and improvements of the Licensed Software or Documentation permitted by the Licensor with prior written consent to be made by the Licensee or any of its Affiliates, or for the Licensee or any of its Affiliates by any Authorised User pursuant to this Agreement

“Licensee’s Systems”	the Licensee’s information technology infrastructure, including but not limited to, computers, servers, software, hardware, databases, electronic systems (including database management systems) and networks, whether operated directly by the Licensee or through the use of third-party services or contractors

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“Losses”	all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers

“Maintenance Release”	any update, upgrade, release or other adaptation or modification of the Licensed Software, including any updated Documentation, that the Licensor may develop and launch or utilise in connection with the Websites from time to time during the Term, which may contain, among other tines error corrections, enhancements, improvements or other changes to the user interface, functionality, compatibility, capabilities, performance, efficiency or quality of the Licensed Software or the Websites

“Month End Report”	has the meaning set forth in Clause 9.4

“Nonconformance Notice”	has the meaning set forth in Clause 4.5

“Nonconformity”	any failure or failures of the Licensed Software to conform to the requirements of this Agreement, including any applicable Documentation

“Receiving Party”	has the meaning set forth in Clause 11.1

“Regions”	the countries, territories or regions described in Schedule 1

“Reported Month”	has the meaning set forth in Clause 9.4

“Representatives”	with respect to a Party, that Party’s and its Affiliates’ employees, officers, directors, consultants, agents, independent contractors, service providers, sublicensees, subcontractors and legal advisors

“Securities Act”	the Securities Act of 1933, as amended

“SEII”	Sharing Economy International Inc., a company incorporated in Nevada, the U.S. with limited liability, the shares of which are listed on the NASDAQ stock market

“Support Services”	has the meaning set forth in Clause 6.2

“Term”	has the meaning set forth in Clause 12.1

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“Testing Period”	has the meaning set forth in Clause 4.3(b)

“Training Services”	has the meaning set forth in Clause 6.6

“US$”	United States Dollar

“U.S.”	the United States of America

“U.S. Person”	means:

	(i)	any natural person who is a citizen of, or resident in, the U.S. (meaning the United States of America, its territories and possessions, any State of the United States, and the District of Columbia);

	(ii)	any partnership, corporation or other entity organized or incorporated in, or under the laws of the U.S.;

	(iii)	any estate of which any executor or administrator is a U.S. Person;

	(iv)	any trust of which any trustee is a U.S. Person;

	(v)	any agency or branch of a foreign entity located in the U.S., or the income of which is subject to U.S. income tax, regardless of source;

	(vi)	any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

	(vii)	any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the U.S.; and

	(viii)	any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by “accredited investors” (as defined in Rule 501(a) of Regulation D of the 1933 Act) who are not natural persons, estates or trusts.

“Warranties”	the representations and warranties which are set out in Clause 13

“Websites”	the online websites and platforms at the Licensed Domain Names which the Licensee shall operate through the Licensee’s use of the rights granted under this Agreement

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1.2	In this Agreement:

(a)	the Recitals and the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall be to this Agreement as from time to time supplemented, varied or amended and shall include the Recitals and Schedules;

(b)	statutes or statutory provisions shall be construed as references to those statutes or provisions as amended from time to time (whether before or after the date of this Agreement) and to any orders, regulations, instruments or subordinate legislation under the relevant statute or statutory provisions;

(c)	words denoting the singular include the plural and vice versa, words denoting any gender include all genders, and words denoting persons include firms and corporations and vice versa. “Parties” or “Party” shall mean the parties or a party to this Agreement;

(d)	the headings are for convenience only and shall not affect the construction of this Agreement; and

(e)	unless otherwise specified, all acts required to be done under this Agreement on a day which is not a Business Day shall be done on the next Business Day.

2.	Grant of licenses

2.1	Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee during the Term exclusive, transferrable, royalty-free rights and licenses to use the following in connection with the Business in the Regions:

(a)	the Licensed Software; and

(b)	the Documentation.

2.2	Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee during the Term exclusive, transferrable, royalty-free rights and licenses to use the following in connection with the Business:

(a)	the Licensed Trademarks;

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(b)	the Licensed Domain Names; and

(c)	the Licensed Content.

2.3	The rights and licenses hereby granted in Clauses 2.1 and 2.2 are sublicensable by the Licensee as may be necessary to the Licensee’s Affiliates and to the extent necessary for the Licensee to meet its obligations under this Agreement provided that the Licensee shall ensure that any such sublicense shall incorporate terms and conditions sufficient to enable the Licensee to comply with this Agreement and the Licensee remains responsible for compliance with the terms of the sublicense by the sublicensees. For the avoidance of doubt, to the extent necessary this Agreement includes all rights that the Licensee may need in order for Licensee to grant access and use to end users of the Websites and any mobile application software.

2.4	Pursuant to the rights and licenses granted under Clause 2.1 and in accordance with the terms and conditions of this Agreement, the Licensee, and as necessary each of the Licensee’s Affiliates, has the right and license to do each of the following for or in connection with the Business:

(a)	install, execute, host, and run as many copies of the Licensed Software on the Licensee’s Systems as may be needed by the Licensee and its Authorised Users in connection with the Business;

(b)	generate, print, copy, download and store all Licensee’s Data and other data, information and content, including all graphical user interfaces, audio, visual or digital and other displays and output, as may result from any execution or other use of the Licensed Software;

(c)	use the Licensed Software in object code form;

(d)	grant any and all such sublicenses as may be required to authorise any Authorised Users to perform any of the Authorised Services in connection with the Business;

(e)	train Authorised Users in any and all uses of the Licensed Software and the Documentation permitted hereunder; and

(f)	perform, and have Authorised Users perform, any other act, including the provision of any service, that is reasonably incidental to the operation of the Licensed Software for the Business in accordance with the terms and conditions of this Agreement.

2.5	During the Term, the Licensor shall provide the Licensee and its Affiliates, at no additional charge, with all Maintenance Releases, each of which will constitute Licensed Software and be subject to the terms and conditions of this Agreement.

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3.	delivery of the licensed software

3.1	Within ten (10) Business Days after the Effective Date, the Licensor shall deliver the Licensed Software to the Licensee in a form mutually agreed to by the parties.

3.2	Risk of loss of any tangible media on which any Licensed Software is delivered shall not pass to the Licensee unless and until Licensee’s Acceptance of such Licensed Software in accordance with Clause 4.

3.3	The Licensor shall provide the Licensee with complete and accurate Documentation for all Licensed Software prior to or concurrently with its delivery of the Licensed Software, including any necessary translations of such Documentation into the English language. The Documentation shall include all technical and functional specifications and other such information as may be reasonably necessary for the effective installation, testing, use, support, maintenance of the Licensed Software on the Licensee’s Systems, including the effective configuration, integration, and systems administration of the Licensed Software, and the operation and the performance of all its functions.

3.4	Licensor shall provide all Documentation in both hard copy and electronic form, or as the Licensee may otherwise request.

4.	Acceptance testing

4.1	All Licensed Software shall be tested in accordance with the terms of this Clause 4 to determine whether it is fully operate, meets all applicable specifications and will function in accordance with the Documentation when properly installed and used for its intended purpose on the Licensee’s Systems (the “Acceptance Tests”).

4.2	Upon the delivery of the Licensed Software, the Licensee shall conduct all Acceptance Tests to determine whether, and the extent to which:

(a)	the Licensed Software conforms to the requirements of this Agreement, including the full operability, integration, interoperability and compatibility of the Licensed Software with the components and functions of the Licensee’s Systems in accordance with the Documentation; and

(b)	the Documentation effectively supports the Licensed Software, is complete and free of any deficiencies.

4.3	All Acceptance Tests shall:

(a)	begin with a commercially reasonable time following delivery of the Licensed Software; and

(b)	be conducted by the Licensee for up to one-hundred and eighty (180) days from the date of the Licensee’s receipt of the Licensed Software (the “Testing Period”).

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4.4	The Licensee may suspend the Acceptance Tests and the corresponding Test Period by written notice to the Licensor if the Licensee discovers a Nonconformity in the tested Licensed Software or part or feature thereof. In such event, the Licensor shall immediately, and in any case within ten (10) Business Days, correct such Nonconformity, whereupon the Acceptance Tests and Testing Period shall resume for the balance of the Testing Period.

4.5	Within ten (10) Business Days following the completion of any Acceptance Tests, the Licensee shall prepare and provide to the other party written notice of the completion of the tests. Such notice shall include a report describing in reasonable detail the tests conducted and the results thereof, including any uncorrected Nonconformity in the tested Licensed Software (a “Nonconformance Notice”). If such notice identifies any Nonconformities, the parties’ rights, remedies and obligations will be as set forth in Clauses 4.6 and 4.7. If such notice provided by the Licensee identifies no Nonconformities, such notice shall constitute the Licensee’s Acceptance of the tested Licensed Software.

4.6	If the Acceptance Tests identify any Nonconformities, the Licensor, at the Licensor’s sole cost and expense, shall remedy all such Nonconformities and redeliver the Licensed Software, in accordance with the applicable requirements of this Agreement and the Documentation as promptly as commercially possible and, in any case, within ten (10) days following its receipt of the Licensee’s Nonconformance Notice.

4.7	If Acceptance Tests identify any Nonconformity in any Licensed Software after a second or subsequent delivery thereof, or the Licensor fails to redeliver any Licensed Software on a timely basis, the Licensee may, in its sole discretion, by written notice to the Licensor:

(a)	continue the process set forth in this Clause 4; or

(b)	accept the nonconforming Licensed Software, in which case the Issued Shares shall be reduced equitably to reflect the value of the Licensed Software as received relative to the value of the Licensed Software had it conformed to the requirements and specifications of this Agreement and the Documentation; or

(c)	deem the failure to be a non-curable material breach of this Agreement and terminate this Agreement pursuant to Clause 12.3.

4.8	Acceptance of the Licensed Software (“Acceptance”) shall occur, if at all, on the date that is the earlier of:

(a)	the Licensee’s delivery of a notice accepting such Licensed Software pursuant to Clause 4.5; or

(b)	ten (10) Business Days after the expiration of the Testing Period if the Licensee has not notified the Licensor of one or more Nonconformities prior thereto.

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5.	operation of the Websites

Following Acceptance of the Licensed Software, the Licensee shall use reasonable commercial effects to utilise the rights licensed under this Agreement to commercialize the Websites in the Regions in connection with the Business. Toward that end, the Licensee shall be responsible for:

(a)	all costs associated with the Websites, including but not limited to, the operation, advertising, and marketing of the Websites;

(b)	publishing the Licensed Content;

(c)	disseminating all promotional and advertising materials in the Regions in connection with the Websites.

6.	performance of services

6.1	The Licensor shall provide hosting services to the Licensee (the “Hosting Services”). Subject to the terms and conditions of this Agreement or any separate hosting agreement the parties may wish to enter into, the Licensor will use commercially reasonable efforts to make the Websites available for the authorised access and use by the Licensee over the internet at least ninety-nine point nine per cent (99.9%) of the time as measured over the course of each calendar month during the Term excluding unavailability due, in whole or in part, to:

(a)	act or omission by the Licensee;

(b)	failure by the Licensee to adequately maintain the Licensee’s System;

(c)	the Licensee’s internet connectivity or failure thereof;

(d)	Force Majeure;

(e)	failure, crash, degradation, suspension, interruption, outage or other problem with any software, hardware, system, infrastructure, network, facility or other matter not supplied by or reasonably under the control of the Licensor; or

(f)	downtime scheduled by the Licensor for routine maintenance or services.

6.2	During the Term, the Licensor shall provide the Licensee with support services consisting of technical support in connection with the function and operation of the Licensed Software, Maintenance Releases and Websites (the “Support Services”).

6.3	The Licensor shall provide the Support Services hereunder in a timely, skilful, professional and workmanlike manner by qualified personnel exercising care, skill and diligence consistent with best practices in the industry, and will devote adequate resources to meet its obligations hereunder, in accordance with the terms and conditions of this Agreement and the Documentation.

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6.4	The Licensor acknowledges that time is of the essence with respect to the Licensor’s performance of the Support Services hereunder and agrees that prompt and timely performance of all Support Services and other Licensor’s obligations in accordance with this Agreement is strictly required.

6.5	The Licensor shall continue to develop and create new application of the Websites as the Licensee may direct from time to time during the Term.

6.6	The Licensor shall provide training on all uses of the Licensed Software and Websites, including any new application of the Websites as may be developed during the Term (the “Training Services”). Upon the Licensee’s request, the Licensor shall timely provide training for additional Authorised Users or other additional training on all uses of the Licensed Software for which the Licensee requests such training, at such reasonable times and locations as the Licensee requests.

7.	consideration and conditions precedent

7.1	Subject to Clause 7.2, and in consideration of and as payment in full for the rights and licenses hereby granted and the services provided by the Licensor in accordance with this Agreement, the Licensee shall issue to the Licensor 360,000 shares in SEII at the Issued Price of US$4 per share (the “Issued Shares”).

7.2	The issue of the Issued Shares is conditional upon:

(a)	all necessary approvals and consents in respect to this Agreement and the transactions contemplated hereunder having been obtained by SEII; and

(b)	if so required under the NASDAQ Stock Market Rules, any applicable laws and/or regulations, the constitutional documents of SEII and/or by the U.S. Securities and Exchange Commission or other relevant authority, the passing by the shareholders of SEII of resolution(s) approving this Agreement and the transactions contemplated thereunder, including the issue of the Issued Shares.

7.3	If the conditions set out in Clause 7.2 have not been satisfied on or before December 31, 2018, this Agreement shall cease and determine (save and except Clause 11 which shall continue to have full force and effect) and thereafter none of the Parties shall have any obligations and liabilities towards each other hereunder save for any antecedent breaches of the terms hereof.

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8.	guaranteed revenue and Guaranteed gross profit

8.1	The Licensor guarantees that the Business will generate revenue of US$20,000,000 (the “Guaranteed Revenue”) and gross profit of US$3,880,000 (the “Guaranteed Gross Profit”) for the Term.

8.2	If the Business fails to generate either or both of the guaranteed amounts set forth in Clause 8.1 (unless such failure is caused solely by the Licensee’s material breach of any of its obligations under this Agreement), the Licensor shall compensate the Licensee as follows:

(a)	in the event that the Business fails to generate the Guaranteed Revenue only, the Licensor shall, no later than one (1) calendar month after the date of the audited financial statement for the year ending 31 December 2019, return to the Licensee such proportion of the Issued Shares as is equal to the ratio of the amount of shortfall in revenue for the Term to the Guaranteed Revenue; or pay to the Licensee an amount equivalent to such proportion of Issued Shares at the Issued Price in cash, the choice of which will be made by the Licensee at its sole and absolute discretion;

(b)	in the event that the Business fails to generate the Guaranteed Gross Profit only, the Licensor shall, no later than one (1) calendar month after the date of the audited financial statement for the year ending 31 December 2019, return to the Licensee such proportion of the Issued Shares as is equal to the ratio of the amount of shortfall in gross profit for the Term to the Guaranteed Gross Profit; or pay to the Licensee an amount equivalent to such proportion of Issued Shares at the Issued Price in cash, the choice of which will be made by the Licensee at its sole and absolute discretion; or

(c)	in the event that the Business fails to generate the Guaranteed Revenue and the Guaranteed Gross Profit, the Licensor shall compensate the Licensee in accordance with Clause 8.2(a) or Clause 8.2(b), whichever is more favourable to the Licensee in the circumstances.

9.	transfer of revenues

9.1	The Licensee shall own all revenues and accounts receivable generated by the Business during the Term.

9.2	The Licensor shall collect all revenues generated by the Business and any monies owed to the Licensee in connection with the Business. The Licensor shall transfer any monies collected to the Licensee on a monthly basis.

9.3	The Licensor shall keep and maintain accurate and adequate books and records of the revenue generated by the Business any monies owed to the Licensee in connection with the Business. The Licensee shall be allowed to conduct on-site audit of any such books or records upon reasonable notice.

9.4	On or before the fifteen day of each month, the Licensor shall render a report to the Licensee setting out, inter alia, the revenue generated and monies collected during the period commencing on the first day of the previous month and ending on the last day of the previous month (the “Reported Month”) in full detail (the “Month End Report”).

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9.5	The Licensor shall transfer to the Licensee the monies collected in full amount as set forth in the Month End Report no later than 30 days after the last day of the Reported Month.

9.6	Notwithstanding any dispute concerning, arising out of or in connection with any Month End Report or the amount to be transferred to the Licensee for any given Reported Month, the Licensor shall, in accordance with Clauses 9.4 and 9.5, transfer the monies collected for such Reported Month, and continue to render Month End Report to the Licensee and transfer any monies collected for any subsequent Reported Month.

9.7	In case of any dispute concerning, arising out of or in connection with any Month End Report or the amount to be transferred to the Licensee for any given Reported Month, the Licensee’s determination shall be final and binding on the Parties.

10.	intellectual property rights

10.1	Subject to the rights and licenses granted by the Licensor hereunder, and the provisions of Clause 10.2:

(a)	the Licensor and its licensor(s) reserve and retain their rights, titles and interests in and to all Intellectual Property Rights arising out of or relating to the Licensed Software, the Documentation, and the Maintenance Releases; and

(b)	none of the Licensee, Licensee’s Affiliates or Authorized Users acquire any ownership of Intellectual Property Rights in or to the Licensed Software, the Documentation, and the Maintenance Releases as a result of this Agreement.

10.2	As between the Licensee and its Affiliates, on the one hand, and the Licensor and its licensors, on the other hand, the Licensee and its Affiliates reserve and retain sole and exclusive ownership of all rights, titles and interests in and to the Licensee’s Data, the Licensee’s Modifications, the Licensee’s Systems, and the Licensee’s advertising materials including all Intellectual Property Rights arising therefrom or relating thereto. The Licensee’s Data, the Licensee’s Modifications, and the Licensee’s Systems are the Confidential Information of the Licensee and its Affiliates, and neither the Licensor nor any third party (other than a Licensee’s Affiliate) shall:

(a)	have, acquire or claim any right, title or interest in or to any Licensee’s Data, Licensee’s Modifications, and Licensee’s Systems as a result of this Agreement or any interest they may have in the Licensed Software, the Documentation, or the Maintenance Releases; or

(b)	have any right or license to, and shall not, use any Licensee’s Data, Licensee’s Modifications, and Licensee’s Systems except solely as and to the extent necessary to perform the Support Services under this Agreement.

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11.	Confidentiality

11.1	In connection with this Agreement, each party (as the “Disclosing Party”) may disclose or make available Confidential Information to the other party (as the “Receiving Party”). Subject to Clause 11.2, “Confidential Information” means information in any form or medium (whether oral, written, electronic or other) that the Disclosing Party considers confidential or proprietary, including information consisting or relating to the Disclosing Party’s technology, trade secrets, know-how, business operations, plans, strategies, customers, financial information, and pricing, and information with respect to which the Disclosing Party has contractual or other confidentiality obligations, in each case whether or not marked, designated or otherwise identified as “confidential”. Without limiting the foregoing, the Licensee’s Data are the Confidential Information of the Licensee and the financial terms of this Agreement are the Confidential Information of both parties.

11.2	Confidential Information does not include information that the Receiving Party can demonstrate by written or other documentary records:

(a)	was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information being disclosed or made available to the Receiving Party in connection with this Agreement;

(b)	was or becomes generally known by the public other than by the Receiving Party’s or any of its Representatives’ noncompliance with this Agreement;

(c)	was or is received by the Receiving Party on a non-confidential basis from a third party that, to the Receiving Party’s knowledge, was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or

(d)	was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

11.3	Upon being provided with any disclosure of or access to the Confidential Information, the Receiving Party shall, for the Term of this Agreement,:

(a)	not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;

(b)	not, except as may be permitted by and subject to its compliance with Clause 11.4, disclose or permit access to Confidential Information other than to its Representatives who:

(i)	need to know such Confidential Information for purposes of the Receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this Agreement;

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(ii)	have been informed of the confidential nature of the Confidential Information and the Receiving Party’s obligations under this Clause 11.3; and

(iii)	are bound by written confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Clause 11.3;

(c)	safeguard the Confidential Information from unauthorised use, access or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a reasonable degree of care; and

(d)	ensure its Representatives’ compliance with, and be responsible and liable for any of its Representatives’ noncompliance with, the terms of this Clause 11.

11.4	If the Receiving Party or any of its Representatives is compelled by applicable Law to disclose any Confidential Information then, to the extent permitted by applicable Law, the Receiving Party shall:

(a)	promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy, or waive its rights under Clause 11.3; and

(b)	provide reasonable assistance to the Disclosing Party, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Clause 11.4, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.

12.	term and termination

12.1	The Term of this Agreement shall be effective on the date the conditions precedent set forth in Clause 7.2 have been satisfied (the “Effective Date”) and continue in effect until 31 December 2019 (the “Expiration Date”) unless terminated earlier in accordance with any of the express provisions of this Agreement.

12.2	Unless this Agreement is terminated in accordance with any of the express provisions of this Agreement before the Expiration Date, the Licensee may, at its option, renew this Agreement for a term, which will be mutually agreed upon by the Parties, by providing the Licensor with written notice not earlier than 3 months before the Expiration Date and not later than the Expiration Date.

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12.3	In addition to any other express termination right set forth elsewhere in this Agreement, either Party may terminate this Agreement, effective on written notice to the other Party, if the other Party:

(a)	commits a material breach of any provision thereof, and such breach is not remediable or, if remediable, is not remedied within thirty (30) days after the non-breaching Party provides the breaching Party with written notice of such breach;

(b)	is dissolved or liquidated or takes any corporate action for such purpose;

(c)	becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(d)	files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; or

(e)	applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

12.4	In the event that this Agreement is terminated by the Licensee before the Expiration Date due to a material breach committed by the Licensor, the Licensor shall return to the Licensee the Issued Shares on a pro-rata basis.

12.5	Upon any expiration (save that the Licensee exercises its right to renew this Agreement in accordance with Clause 12.2) or termination of this Agreement for any reason:

(a)	all rights and licenses granted to the Licensee under this Agreement shall cease;

(b)	the Licensee shall cease all activities authorised by this Agreement; and

(c)	the Licensee shall, within thirty (30) days after any such expiration or termination, destroy or return to the Licensor all copies of the Licensed Software and the Maintenance Releases then in its possession, custody or control.

12.6	The provisions set forth in the following sections, and any other right or obligation of the parties in this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement: Clauses 9, 10, 11, 12.4, 12.5, 12.6, 13, 14 and 17.

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13.	Representations and warranties

13.1	Each Party represents and warrants to the other Party that:

(a)	it is a duly organised, validly existing and in good standing as a corporation or other entity under the Laws of the jurisdiction of its incorporation or other organisation;

(b)	it has the full right, power and authority to enter into, and to perform its obligations and grant the rights and licenses it grants or is required to grant under, this Agreement;

(c)	the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement has been duly authorised by all necessary corporate or organisational action of such Party; and

(d)	when executed and delivered by both Parties, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

13.2	The Licensor further represents, warrants and covenants to the Licensee that:

(a)	it has obtained all necessary consents and approvals that are required for the execution, delivery and performance of this Agreement, and such execution, delivery and performance of this Agreement will not constitute a default under any agreement to which it is a party;

(b)	it is and throughout the Term will remain the sole and exclusive legal and beneficial owner, and throughout the Term will retain sole and exclusive control (by ownership, license or otherwise), of the entire right, title and interest in and to the Licensed Software, the Documentation, the Maintenance Releases, the Licensed Trademarks, the Licensed Domain Names, and the Licensed Content including all Intellectual Property Rights relating thereto;

(c)	it has and throughout the Term will retain the unconditional and irrevocable right, power and authority to grant and perform the licenses under this Agreement;

(d)	the Licensed Software, the Documentation, the Maintenance Releases, the Licensed Trademarks, the Licensed Domain Names, the Licensed Content, and the Licensee’s use thereof, is and throughout the Term will be free and clear of all encumbrances, liens and security interests of any kind;

(e)	its grant of the licenses under this Agreement, the Hosting Services, the Support Service, the Training Services or any other performance by or on behalf of the Licensor under this Agreement does not or to its knowledge will not at any time:

(i)	conflict with or violate any applicable Law of Hong Kong;

(ii)	require the consent, approval or authorisation of any governmental or regulatory authority in Hong Kong or other third party; or

(iii)	require the provision of any payment or other consideration to any third party;

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(f)	it has not granted and will not at any time during the Term grant any license or other contingent or non-contingent right, title or interest in the Regions under or relating to the Licensed Software, the Documentation, the Maintenance Releases, the Licensed Trademarks, the Licensed Domain Names, and the Licensed Content that does or will conflict with or otherwise affect this Agreement, including any of the Licensor’s representations, warranties, or performance or the Licensee’s rights or licenses hereunder;

(g)	when used by the Licensee or any Authorised User in accordance with this Agreement, the Licensed Software, the Documentation, the Maintenance Releases, the Licensed Trademarks, the Licensed Domain Names, and the Licensed Content does not or will not:

(i)	infringe, misappropriate or otherwise violate any Intellectual Property Rights or other rights of any third party; or

(ii)	fail to comply with any applicable Law;

(h)	there is no settled, pending or to its knowledge threatened litigation, claim or proceeding (including in the form of any offer to obtain a license):

(i)	alleging that any use of the Licensed Software, the Documentation, the Maintenance Releases, the Licensed Trademarks, the Licensed Domain Names, and the Licensed Content in the Regions does or would infringe, misappropriate or otherwise violate any copyright, trademark, patent, trade secret or other Intellectual Property Right of any third party;

(ii)	challenging the Licensor’s ownership of, or right to use or license, any of the Licensed Software, the Documentation, the Maintenance Releases, the Licensed Trademarks, the Licensed Domain Names, and the Licensed Content, or alleging any adverse right, title or interest with respect thereto;

(iii)	alleging the invalidity, misuse, un-registrability, unenforceability or non-infringement of any copyrights, trade secret rights or patent rights in the Licensed Software, the Documentation, the Maintenance Releases, the Licensed Trademarks, the Licensed Domain Names, and/or the Licensed Content; or

(iv)	alleging any third-party infringement, misappropriation or violation of any copyrights, trademarks, trade secrets or patent rights in the Licensed Software, the Documentation, the Maintenance Releases, the Licensed Trademarks, the Licensed Domain Names, or the Licensed Content, nor to its knowledge, is any third party infringing, misappropriating or violating, or preparing or threatening to infringe, misappropriate or violate, any copyrights, trademarks, trade secrets or patent rights in the Licensed Software, the Documentation, the Maintenance Releases, the Licensed Trademarks, the Licensed Domain Names, and/or the Licensed Content, and it has no knowledge after reasonable investigation of any factual, legal or other reasonable basis for any such litigation, claim or proceeding;

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(i)	it has not received any written, oral or other notice of any litigation, claim or proceeding described in Clause 13.2 (g);

(j)	no expiration or loss of any patent or application for patent rights in the Licensed Software is pending, or, to the Licensor’s knowledge after reasonable inquiry, threatened or reasonably foreseeable, and the Licensor has no reason to believe that any claims of any such patent or patent application are or will be invalid, unenforceable, fail to issue, or be materially limited or restricted beyond the current claims, except for patent rights expiring at the end of their statutory term;

(k)	as provided by the Licensor, none of the Licensed Software or the Maintenance Releases does or will at any time during the Term contain any Harmful Code;

(l)	all Documentation is and will be complete and accurate in all material aspects when provided to the Licensee such that at no time during the Term will the Licensed Software have any material undocumented feature;

(m)	it will perform all Hosting Services, Support Services and Training Services in a timely, skilful, professional and workmanlike manner in accordance with the best industry standards and practices for similar services, using personnel with the requisite skill, experience and qualifications, and will devote adequate resources to meet its obligations under this Agreement;

(n)	it understands that the Issued Shares are “restricted securities” and have not been registered under the Securities Act and is acquiring the Issued Shares as principal for its own account and not with a view to or for distributing or reselling such Issued Shares or any part thereof in violation of the Securities Act, has no present intention of distributing any of such Issued Shares in violation of the Securities Act and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Issued Shares in violation of the Securities Act;

(o)	it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Issued Shares, including (i) the legal requirements within its jurisdiction for the subscription of the Issued Shares, (ii) any foreign exchange restrictions applicable to such subscription, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Issued Shares.

(p)	it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Issued Shares, and has so evaluated the merits and risks of such investment. The Licensor is able to bear the economic risk of an investment in the Issued Shares and, at the present time, is able to afford a complete loss of such investment;

(q)	it has not subscribed the Issued Shares as a result of any advertisement, articles, notice or other communication regarding the Issued Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

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(r)	it acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of SEII concerning the terms and conditions of the offering of the Issued Shares and the merits and risks of investing in the Issued Shares; (ii) access to information about SEII and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that SEII possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Licensor acknowledges and agrees that neither SEII nor any Affiliate of SEII has provided it with any information or advice with respect to the Issued Shares nor is such information or advice necessary or desired. Neither SEII nor any Affiliate has made or makes any representation as to SEII or the quality of the Issued Shares and SEII and any Affiliate may have acquired non-public information with respect to SEII which the Licensor agrees need not be provided to it; and

(s)	neither the Licensor nor any person acting on its behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Issued Shares and the Licensor and any person acting on its behalf has complied and will comply with the “offering restrictions” requirements of Regulation S. The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in U.S. or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act. Neither the Vendor nor any person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in U.S., its territories or possessions, for any of the Issued Shares. The Licensor agrees not to cause any advertisement of the Issued Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to such issue of shares, except such advertisements that include the statements required by Regulation S, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

13.3	The Licensor represents, warrants and covenants to the Licensee that throughout the Term (provided that the Licensee or anyone acting with the authority of the Licensee has not amended the Licensed Software and/or the Maintenance Releases):

(a)	when used on the Licensee’s Systems (or any successor thereto) in accordance with the Documentation, all Licensed Software, and Maintenance Releases as provided by the Licensor in all material aspects will be fully operable, meet all applicable specifications, and function in all respects, in conformity with this Agreement and the Documentation;

(b)	any media on which any Licensed Software, Documentation, or Maintenance Releases is delivered will be free of any damage or defect in all material respects in design, material or workmanship, and will remain so under ordinary use as contemplated by this Agreement and, with respect to the Licensed Software, the Documentation; and

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(c)	no Maintenance Release when installed by the Licensee in accordance with this Agreement, will have an adverse effect on the functionality or operability of the Licensed Software or the Websites.

13.4	If the Licensor breaches any of the warranties set forth in Clause 13.3, provided that the Licensee provides all the information that may be necessary to assist the Licensor in resolving the defect or fault (and provided that such defect or default does not result from the Licensee or anyone acting with the authority of the Licensee) including a documented example of any defect or fault or sufficient information to enable the Licensor to re-create the defect or fault, the Licensor shall upon written notice from the Licensee and at the Licensor’s sole cost and expense remedy such breach within a commercially reasonable time by repairing or replacing the Licensed Software and/or the Maintenance Releases so as the Licensee’s operation of the Websites is not adversely affected. In the event that the Licensor fails to remedy such breach on a timely basis as abovementioned, the Licensee shall be entitled to terminate this Agreement immediately by written notice to the Licensor.

14.	indemnification

14.1	Without prejudice and in addition to the Licensee’s rights, claims and remedies for a breach of the Warranties, the Licensor covenants with the Licensee to indemnify and keep indemnified the Licensee and each of the Licensee’s Affiliates, and their respective officers, directors, employees, consultants, agents, contractors, permitted successors and permitted assignees (each of the foregoing, an “Indemnitee”) at all times on demand against any and all Losses incurred by the Licensee or the Indemnitee as a result of or in connection with any of the Warranties being untrue, inaccurate, incomplete or misleading.

14.2	The Licensor shall defend, indemnify and hold harmless the Licensee and the Indemnitee from and against any and all Losses incurred by the Licensee or the Indemnitee arising out of or relating to any claim, suit, action or proceeding (each of the foregoing, an “Action”) by a third party to the extent that such Losses are alleged to arise out of or result from (a) the Licensor’s entering into or execution of this Agreement; or (b) the Licensor’s failure to comply with its obligation under Clause 10 (INTELLECTUAL PROPERTY RIGHTS) or Clause 11 (CONFIDENTIALITY). The Licensee shall promptly notifies the Licensor in writing of such Action and the Licensor is permitted to control fully the defense and any settlement of such Action as long as such settlement shall not include a financial obligation on the Licensee. The Licensee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

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15.	notices

15.1	Any notice given by a Party in connection with this Agreement shall be in writing and deemed given at the time of actual delivery if delivered by hand, at the time of delivery if delivered by electronic means with proof of delivery, or two days after posting (if sent by registered post within Hong Kong) or seven days after posting (if sent from Hong Kong to an address outside Hong Kong or vice versa), subject to proof of posting.

15.2	Unless otherwise specified in writing by the receiving party in accordance with this Clause 15, all notices in connection with this Agreement must be addressed and sent to:

Ecrent Capital Holdings Limited
address:	Cornwall Centre, 85 Castle Peak Road, Coffee Bay, Tuen Mun, N.T., Hong Kong
for the attention of:	Mr Chan Tin Chi
email:	tc@ecrent.com

Sharing Economy Investment Limited
address:	Units 315-6, 3/F, Building 12W, Hong Kong Science Park, Shatin, N.T., Hong Kong
for the attention of:	Mr Parkson Yip
email:	parkson.yip@seii.com

15.3	Nothing in this Clause 15 shall preclude the service of documents or the proof of such service by any other mode permitted by law.

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16.	force majeure

16.1	In no event will either Party be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by any of the following circumstances beyond such Party’s reasonable control (each a “Force Majeure Event”) including: acts of God, flood, fire, earthquake or explosion, war, terrorism, invasion, riot or other civil unrest, embargoes or blockades in effect on or after the Effective Date, notional or regional emergency, strikes, labour stoppages or slowdowns or other industrial disturbances, passage of Law or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition or any complete or partial government shutdown, or national or regional shortage of adequate power or telecommunications or transportation. The Licensee may terminate this Agreement if a Force Majeure Event affecting the Licensor continues substantially uninterrupted for a period of thirty (30) days or more.

16.2	In the event of any failure or delay caused by a Force Majeure Event, the affected Party shall give prompt notice to the other Party, stating the period of the time the occurrence is expected to continue and use diligent efforts to end the failure or delay and minimise the effects of such Force Majeure Event.

17.	miscellaneous

17.1	No amendment or variation of or supplement to this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

17.2	Save as agreed in writing by all Parties, the rights and/or benefits of any Party under this Agreement may not be assigned or transferred to, or become the subject of any encumbrance in favour of, any third party and no Party shall transfer, or attempt to transfer, any of its duties or liabilities hereunder to any third party.

17.3	The Parties agree that they are independent contractors and will always represent themselves to any third parties only as an independent contractor. The Parties are not, and nothing in this Agreement shall be interpreted that the Parties are, partners, joint venturers, co-owners, Affiliate of each other, or otherwise participants in a joint or common undertaking.

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17.4	If at any time any one or more of the provisions of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, the remaining provisions of this Agreement shall continue in full force and effect as if the illegal, invalid or unenforceable provision were omitted herefrom. The illegal, invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision.

17.5	No failure to exercise and no delay in exercising any right, power, remedy or privilege arising hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. Without limiting the foregoing, no waiver by any Party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

17.6	This Agreement shall be governed by, and construed in all respects in accordance with, the laws of Hong Kong.

17.7	Except as expressly set forth in this Agreement, the application of the Contracts (Rights of Third Parties) Ordinance is expressly excluded and the terms of this Agreement are not intended to confer any rights or remedies upon, and shall not be enforceable by, any person other than the Parties.

17.8	Except for any dispute concerning, arising out of or in connection with any Month End Report or the amount to be transferred to the Licensee for any given Reported Month which shall be determined in accordance with Clause 9.7, any other dispute concerning, arising out of or in connection with this Agreement shall be referred to the representative of each of the Parties as named in Clause 15.2 (or notified by any of the Parties to the other in writing) for discussion in good faith with a view to resolving such dispute. If such dispute cannot be resolved within thirty (30) days after commencement of such discussion, it shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such Rules. The place of arbitration shall be Hong Kong and the language of arbitration shall be English.

17.9	This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements or undertakings oral or written.

17.10	This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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Schedules:

Schedule 1: Regions

Schedule 2: Licensed Software

Schedule 3: Licensed Domain Names

Schedule 4: Licensed Trademarks

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IN WITNESS whereof this Agreement has been executed on the day and year first above written.

SIGNED BY	TIN CHI CHAN	)

for and on behalf of		)

Ecrent Capital Holdings Limited		)

SIGNED BY	PING KEE LAU	)

for and on behalf of		)

Sharing Economy Investment Limited		)

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SCHEDULE 1

Regions

United Kingdom, Germany, France, Poland, Switzerland, Netherlands, Denmark, Russia, Italy, Spain, Portugal, Greece

1

SCHEDULE 2

Licensed Software

1.	The website http://www.ecrent.com

2.	Apple IOS ECrent mobile application

3.	Android ECrent mobile application

2

SCHEDULE 3

Licensed Domain Names

http://www.ecrent.com

3

SCHEDULE 4

Licensed Trademarks

Trademark	Country/Region of Registration	Registration Number	Status

	The People’s Republic of China	14223429	Registered

	The People’s Republic of China	14223415	Registered

	The People’s Republic of China	14223445	Registered

	U.S.	4787366	Registered

	Europe	013218871	Registered

	Australia	1644832	Registered

	Hong Kong	302942596	Registered

ECRENT	Unregistered (rights based on common law usage)

4